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                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant {X}

Filed by a Party other than the Registrant {_}

Check the appropriate box:
{_}  Preliminary Proxy Statement
{_} Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
{_}  Definitive Proxy Statement
{X}  Definitive Additional Materials
{ }  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                K N ENERGY, INC.
                    -----------------------------------------
                (Name of Registrant as Specified in Its Charter)


                    -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

{X}  No fee required.

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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     (4)  Proposed maximum aggregate value of transactions: _________________

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---------------

{_}  Fee paid previously with preliminary materials.

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     (4)  Date Filed: __________________________________________________________
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[K N Energy logo]                                           [Kinder Morgan logo]


                            IMPORTANT NEW INFORMATION


                                                     September 15, 1999


To the Stockholders of
K N Energy, Inc. and Kinder Morgan, Inc.:

          At our September 28, 1999 special meetings of stockholders you will have the opportunity to vote on the K N Energy - Kinder Morgan transaction. In connection with your vote, we have enclosed a copy of a recent joint press release outlining the strategies that K N Energy plans to implement for the combined company following completion of the merger. The joint press release contains important new information. WE ENCOURAGE YOU TO READ THE PRESS RELEASE CAREFULLY.

          Stockholders of Kinder Morgan are being asked, at Kinder Morgan's special meeting of stockholders, to approve the merger. Stockholders of K N Energy are being asked, at K N Energy's special meeting of stockholders, to approve a proposal to issue K N Energy common stock pursuant to the terms of the merger agreement and a proposal to amend K N Energy's articles of incorporation to change the corporate name of K N Energy to "Kinder Morgan, Inc."

          For your convenience, we have enclosed an additional proxy card for you to vote at your stockholder meeting. IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU MAY DISREGARD THE ENCLOSED PROXY CARD. Otherwise, whether or not you plan to attend your meeting, please take the time to vote on the proposal(s) submitted to stockholders at your meeting by completing and mailing the enclosed proxy card. K N Energy stockholders may also vote their shares by telephone or Internet by following the instructions on the proxy card.

          Thank you.

[Signature]                                 [Signature]
Stewart A. Bliss                            Richard D. Kinder
Chairman and Chief Executive Officer        Chairman and Chief Executive Officer
K N Energy, Inc.                            Kinder Morgan, Inc.
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[K N Energy logo]                               [Kinder Morgan logo]

Larry Pierce @ 303-914-4751                     Irene Twardowski  @ 713-844-9500
www.kne.com                                     www.kindermorgan.com

                         KINDER MORGAN,INC. - KN ENERGY
                        UNVEIL PLAN FOR COMBINED COMPANY

          HOUSTON and LAKEWOOD, COLO., Sept. 15, 1999 - Kinder Morgan, Inc. and KN Energy, Inc. (NYSE - KNE), which previously announced plans to merge, unveiled a strategic gameplan Wednesday for the combined company. By merging operations, the company expects to realize $65 million to $70 million in annual cost savings beginning next year. The key strategies outlined by management are designed to increase earnings beyond analysts' current consensus estimate of $0.92 of earnings per share for KN for the year 2000.

          Both companies have scheduled special shareholder meetings Sept. 28 to vote on the proposed transaction. KN shareholders also will vote on amending KN's articles of incorporation to change the name of the company to Kinder Morgan, Inc. upon completion of the merger, which is expected in early October.

          Rich Kinder, chairman and chief executive officer of Kinder Morgan, Inc., and Stewart Bliss, interim chairman and chief executive officer of KN, noted the merger combines the general partner of the largest independent refined products pipeline company in the U.S. with one of the largest natural gas pipeline operators in the country.

          "The planned merger will create a premier midstream energy company," Kinder said. "Our combined asset base, with operations in every region of the U.S. except the northeast, will provide a diverse platform for growth."

          According to Bliss, the merger will reduce KN's debt to total capitalization ratio from 72 percent to 65 percent and will provide a strong senior management team with a proven track record. Kinder will be named chairman and chief executive officer of the combined entity.

                                     (more)
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Kinder Morgan-KN Strategy                                                 Page 2

          Kinder outlined the following "back to basics" strategy to improve the company's financial performance:

o Focus on and enhance utilization of core assets. The company's core businesses will include interstate natural gas pipelines and associated assets, interstate refined products pipelines, retail natural gas distribution, natural gas marketing and trading and power development.

o Sell non-core assets to deleverage the balance sheet. Assets previously identified for potential divestiture include KN's international assets, MidCon Texas Pipeline, Wattenberg Gathering and Processing, enoable and Orcom, KN Field Services and Compressor Pump & Engine and certain West Texas transmission assets. The company announced today it will actively market other gathering and processing assets, including the Bushton plant and Hugoton gathering system in Kansas. In total, the sale of non-strategic assets is expected to reduce debt and long-term leases by $750 million to $1 billion.

o Sell select core assets for fair value to Kinder Morgan Energy Partners (NYSE:ENP), a publicly traded master limited partnership. Kinder said these assets must qualify for the partnership and be accretive to distributions per unit. By selling assets to KMEP, the company will still continue to participate in their future growth through its general partner interest.

o Dramatically reduce corporate overhead costs by $65 million to $70 million annually starting in 2000. Approximately one-third of the savings are expected to come from payroll reductions. Kinder explained that with divestiture of certain non-core assets, less corporate overhead support will be required. Nearly all of the cost cuts will occur at the corporate level as opposed to field operations. Regulated operations and services will not be adversely affected by the cost reductions.

o Align employee and shareholder incentives. Kinder and William Morgan, who will become the two largest shareholders of the merged company upon closing, will be the top two executives of the combined company and have each agreed to a salary of $1 per year. In addition, all full-time employees will be eligible for a stock option plan.

o Recommend to the new board of the combined company reducing the dividend from $0.80 to $0.20 annually. This measure would save nearly $70 million in cash annually that could be used to reduce debt and fuel growth initiatives. Kinder said he is committed to increasing the dividend as the company's financial performance improves.

o Aggressively seek accretive acquisitions and expansions in core businesses. For example, Kinder said the company will pursue power development and retail natural gas distribution opportunities, as well as strategic growth projects along its interstate pipeline systems.

                                     (more)
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Kinder Morgan-KN Strategy                                                 Page 3

          Bliss said he expects third quarter operating results near breakeven with minor merger-related charges producing a net loss. In the fourth quarter, significant non-recurring charges are expected, including losses associated with assets definitively identified for sale or discontinuance, as well as merger-related charges. Combined, this could result in an after-tax charge in the range of $200 million to $250 million.

          Kinder Morgan, Inc. is the sole stockholder of the general partner of Kinder Morgan Energy Partners, L. P. Kinder Morgan Energy Partners, L. P., which has an enterprise value of approximately $3.0 billion, is the nation's largest pipeline master limited partnership. It owns and operates one of the large product pipeline systems in the United States, serving customers in 16 states with more than 5,000 miles of pipeline and over 20 associated terminals. Kinder Morgan Energy Partners, L. P. also operates 24 bulk terminal facilities which transload over 40 million tons of coal, petroleum coke and other products annually. In addition, Kinder Morgan owns 51 percent of Plantation Pipe Line Company and a 20 percent interest in Shell CO2 Company, Ltd.

          KN Energy, Inc., based in Lakewood, Colo., is the nation's sixth-largest integrated natural gas company with more than $8 billion in total assets and is one of the largest pipeline operators with more than 25,000 miles of pipe. It has operations in 16 states, including natural gas gathering, processing, marketing, storage, transportation, energy commodity sales - natural gas and natural gas liquids; electric generation design, construction and operation; and innovative services designed for consumers, utilities and commercial entities.

                                      # # #

          This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the company believes that these statements are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Differences between assumed facts and actual results can be material depending on the circumstances and investors should be aware of important factors that could have a material impact on future results. Such factors include, among others, the pace of deregulation of retail natural gas and electricity; federal, state and international regulatory developments; the timing and extent of changes in commodity prices for oil, natural gas, natural gas liquids, electricity, certain agricultural products and interest rates; the extent of success in acquiring natural gas facilities; the timing and success of efforts to develop power, pipeline and other projects; political developments in foreign countries; weather-related factors; and conditions of the capital markets and equity markets during the periods noted in the release. All of these factors are difficult to predict and many are beyond the company's control.